UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported): October 16, 2023

South Dakota Soybean Processors, LLC
(Exact name of registrant as specified in its charter)

South Dakota	000-50253	46-0462968
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
100 Caspian Avenue; PO Box 500 Volga, South Dakota		57071
(Address of principal executive offices)		(Zip Code)

(605) 627-9240
(Registrant's telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

☐	Emerging growth company

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On October 16, 2023, South Dakota Soybean Processors, LLC (the “Company”) hired and appointed Andrew Carlson as VP of Engineering and Innovation. He will report to Thomas Kersting, Chief Executive Officer, of the Company.
Mr. Carlson, who is 40, was previously employed at Gevo Net-Zero One, LLC (Gevo) in Lake Preston, South Dakota. He worked at Gevo as Plant Engineering Leader from 2021 until March 2023 and subsequently as their Plant Manager. During his tenure at Gevo, he was responsible for developing maintenance and safety programs for their new facility, supporting site selection activities, recruiting and training personnel for the facility, providing insights on engineering design and operation of the facility, and creating staff and operation plans for the facility. Before joining Gevo, he initially worked for the Company in Customer Service in 2003. He was later promoted to the position of Project Engineer in 2005, Refined Oils Manager in 2011, Food Safety Manager in 2013, and finally Project Development and Coordination Director in 2015. Mr. Carlson has a Master of Science in Engineering, a Bachelor of Science in Agricultural and Biosystems Engineering, and a minor in History, all from South Dakota State University in Brookings, South Dakota.
Mr. Carlson has no written employment agreement with the Company and is an at-will employee. His annual salary will be $200,000. He will be eligible to participate in the Company's profit-based incentive plan and benefit programs, under the same terms and conditions as all other employees.
There are no arrangements or understandings between Mr. Carlson and any other persons pursuant to which he was appointed as VP of Engineering and Innovation of the Company. He has no family relationships with the Company’s managers or other executive officers and is not involved in any transaction, or any proposed transaction, that requires disclosure pursuant to Item 404(a) of Regulation S-K.
SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SOUTH DAKOTA SOYBEAN PROCESSORS, LLC

Dated: October 19, 2023	/s/ Thomas Kersting
Thomas Kersting, Chief Executive Officer